UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ModusLink Global Solutions, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 27, 2011, ModusLink Global Solutions, Inc. issued the following news release:

MODUSLINK GRANTS HANDY & HARMAN EXEMPTION TO TAX BENEFIT PRESERVATION PLAN

WALTHAM, Mass., October 27, 2011 — ModusLink Global Solutions(TM), Inc. (NASDAQ: MLNK), today announced that its Board of Directors has determined to grant Handy & Harman Ltd. (NASDAQ: HNH) together with BNS Holding, Inc. and Steel Partners, Ltd. (the “HNH Group”) an exemption to the Company’s tax benefit preservation plan (“the plan”), pursuant to Section 28 of the plan. This exemption allows the HNH Group, which currently owns approximately 10% of ModusLink’s outstanding shares, to purchase in the open market additional shares up to an amount that would result in the HNH Group owning an aggregate of approximately 14.9% of the Company’s outstanding shares.

The Board granted this exemption following a comprehensive review of the HNH Group’s letter dated October 19, 2011 requesting such a waiver. In reaching its decision, the Board determined that granting such a waiver would have no adverse impact on the time period for the use of ModusLink’s net operating losses tax assets or the availability of these assets to ModusLink. The Company noted that no other stockholders have contacted ModusLink since the adoption of the plan to request similar exemptions.

As previously announced on October 18, 2011, the tax benefit preservation plan was adopted by ModusLink’s Board of Directors to help preserve the value of the Company’s net operating losses and other deferred tax benefits.

About ModusLink

ModusLink Global Solutions, Inc. designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket, e-Business and entitlement management solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We can manage these critical functions seamlessly with a client’s global e-Business initiative or an integrated aftermarket program, including alternative channel recovery for at-risk inventory. Backed by a footprint of more than 25 solution centers in 15 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenues. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

Forward-Looking Statements

This news release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainty. These forward-looking statements include statements as to the potential benefits of the Company’s net operating loss carryforwards to the Company and its stockholders and the Company’s ability to realize value from such tax attributes. There can be no assurance that the Company will be able to utilize these tax attributes at any time in the future. Economic, business, market, regulatory, technology and other factors could cause our actual future results to differ materially from those expressed in our forward-looking statements. More information about these factors is contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website www.moduslink.com. We do not undertake to update our forward-looking statements except as required by law.

Important Additional Information

ModusLink, its directors and certain of its executive officers and employees are participants in a solicitation of proxies in connection with its 2011 annual meeting of stockholders (the “2011 Annual Meeting”). Important information concerning the identity and interests of these persons is available in ModusLink’s preliminary proxy statement filed with the Securities and Exchange Commission (the “SEC”) on October 24, 2011. ModusLink plans to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the 2011 Annual Meeting. Information regarding the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement and ModusLink’s Annual Report on Form 10-K for the year ended July 31, 2011. To the extent holdings of ModusLink securities have changed since the amounts printed in the preliminary proxy statement for the 2011 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Copies of ModusLink’s preliminary proxy statement, any other relevant documents and other materials filed with the SEC concerning ModusLink, when filed, may be obtained free of charge at http://www.sec.gov and http://www.ir.moduslink.com. Stockholders should carefully read the proxy statement and the accompanying WHITE proxy card when they become available before making any voting decision.

Contacts:

ModusLink Global Solutions:

Robert Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com